UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

March 26, 2013

Date of Report (Date of earliest event reported)

THE HARTFORD FINANCIAL SERVICES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13958	13-3317783
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Hartford Plaza, Hartford, Connecticut 06155

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (860) 547-5000

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On March 27, 2013, The Hartford Financial Services Group, Inc. (“The Hartford”) together with Hartford Life, Inc., as provided in the Offer to Purchase dated March 7, 2013 (the “Offer to Purchase”)(the “Offerors”), announced the acceptance of Notes and early settlement of its previously announced cash tender offers for senior debt in an aggregate principal amount of $800 million. Settlement occurred on March 26, 2013.

The tender offers are part of the debt reduction component of The Hartford’s previously announced capital management plan. The cash consideration for the tender offers totals approximately $1 billion, including the premium associated with the extinguishment of the debt for which the company expects to take a charge to net income of approximately $200 million, before tax, in the first quarter of 2013.

As previously announced, The Hartford intends, as part of its overall capital management plan, to issue, subject to market conditions and other factors, new long-term senior debt securities in an amount equal to all or a portion of the $350 million aggregate principal amount purchased in the Waterfall Tender Offer. However, any such offering of debt securities is expected to occur early in the second quarter of 2013, after the expiration of the Offers. The Offer to Purchase is not conditioned on any issuance of debt securities. The Offer to Purchase does not constitute an offer to sell or solicitation of an offer to purchase with respect to any debt securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

The Offers are described in the Offer to Purchase and the related Letter of Transmittal dated March 7, 2013 (together, the “Offer Documents”), previously sent to holders of the Notes.

Since each of the Offers was oversubscribed as of the Early Tender Time, Notes validly tendered at or prior to the Early Tender Time have been accepted in accordance with the acceptance priority and on a prorated basis as described in the Offer to Purchase and the Offerors will not accept for purchase any Notes tendered after the applicable Early Tender Time and at or prior to the Expiration Time on April 3, 2013. All Notes not accepted by the Offerors as a result of priority or prorationing (or that were tendered after the Early Tender Time) will be rejected and returned to holders.

Holders of validly tendered and accepted Notes received the applicable Full Tender Offer Consideration, as well as accrued and unpaid interest from, and including, the last interest payment date on those Notes to, but not including, the Early Settlement Date, in each case rounded to the nearest cent.

Capitalized terms used in this report and not defined herein have the meanings given to them in the Offer to Purchase.

This report is for informational purposes only and is not an offer or solicitation to purchase Notes. The offers to purchase are being made solely pursuant to the Offer Documents, which set forth the complete terms of the Offers.

The Offer Documents do not constitute an offer or solicitation to purchase Notes in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer or solicitation under applicable securities or blue sky laws. In any jurisdiction in which the securities, blue sky or other laws require the Offers to be made by a licensed broker or dealer, the Offers will be deemed to be made on behalf of the Offerors by any or all Dealer Managers, if one or more of the Dealer Managers are licensed brokers or dealers under the laws of such jurisdiction, or by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

Neither this report nor the Offer Documents constitute an offer to sell or solicitation of an offer to purchase with respect to any debt securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or purchase would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction. The Hartford has filed a shelf registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) pursuant to which any offering of debt securities would be made. In connection with the commencement of any such offering, The Hartford will file a prospectus supplement with the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HARTFORD FINANCIAL SERVICES GROUP, INC. (Registrant)

March 27, 2013	By:	/s/ Richard G. Costello
		Name:	Richard G. Costello
		Title:	Senior Vice President and Corporate
Secretary